Exhibit 99.5

FOR IMMEDIATE RELEASE

CIT PLACES ORDER FOR 10 787-9 DREAMLINER AIRCRAFT

NEW YORK and FARNBOROUGH – July 15, 2014 - CIT Group Inc. (NYSE: CIT), a global leader in transportation finance, today announced from the Farnborough International Air Show that CIT Aerospace has placed an order with Boeing for 10 787-9 Dreamliner aircraft.

“We are pleased to place this order for 10 787-9 Dreamliner aircraft,” said Jeff Knittel, President of CIT Transportation & International Finance. “These aircraft will add to our growing fleet of fuel efficient aircraft that remain in high demand from our airline customers, who also seek state-of-the-art aircraft that provide increased comfort and convenience for the traveling public.”

John Wojick, Senior Vice President Global Sales and Marketing, Boeing Commercial Airplanes, said, "CIT is one of the leading companies in global transportation finance and clearly recognizes the value that the 787-9 will bring to its airline customers. Airlines appreciate the economics with reduced fuel consumption while their passengers love the Dreamliner experience."

The Boeing 787-9 Dreamliner is the second member of the super-efficient 787 family. Both the 787-8 and 787-9 bring the economics of large jets to the middle of the market, with 20 percent less fuel use and 20 percent fewer emissions than similarly sized airplanes and passenger-pleasing features. At 20 feet (6 meters) longer than the 787-8, the 787-9 extends the family in capacity and range, flying more passengers and more cargo farther.

CIT is one of the world’s leading aircraft leasing organizations and provides leasing and financing solutions — including operating leases, capital leases, loans and structuring, and advisory services — for commercial airlines worldwide. It has more than 100 customers in approximately 50 countries and owns and finances a fleet of more than 300 commercial aircraft. As of March 31, 2014, CIT had 90 Boeing aircraft on operating lease and another 57 Boeing aircraft, yet to deliver, including ten 787s on order, in addition to today’s commitment.

About Boeing Commercial Airplanes

Boeing Commercial Airplanes, a business unit of The Boeing Company, is committed to being the leader in commercial aviation by offering airplanes and services that deliver superior design, efficiency and value to customers around the world. There are more than 13,000 Boeing commercial jetliners in service, flying passengers and freight more efficiently than competing models in the market. boeing.com

About CIT Aerospace

CIT Aerospace provides customized leasing and secured financing to operators of commercial and business aircraft. Its financing services include operating leases, single investor leases, leveraged financing, sale and leaseback arrangements, as well as loans secured by equipment. cit.com/aerospace

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $35 billion in financing and leasing assets. It provides financing, leasing and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in middle market lending, factoring, retail and equipment finance, as well as aerospace, equipment and rail leasing. CIT’s U.S. bank subsidiary CIT Bank (Member FDIC), BankOnCIT.com, offers a variety of savings options designed to help customers achieve their financial goals. cit.com

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CIT MEDIA RELATIONS:

CIT - Farnborough

C. Curtis Ritter

Senior Vice President of Corporate Communications

+1-917-328-6977 (M)

+1-973-740-5390 (O)

Curt.Ritter@cit.com

CIT – USA

Matt Klein

Vice President, Media Relations

+1-973-597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

Senior Vice President

+1-973-740 -5058

Barbara.Callahan@cit.com